EXHIBIT 10.29

B&W Restricted Stock Grant Agreement

2010 Long-Term Incentive Plan of The Babcock & Wilcox Company

On                     ,     (the “Date of Grant”), the Compensation Committee of the Board of Directors (the “Committee”) of The Babcock & Wilcox Company (“B&W”) selected you to receive a grant of restricted shares of Company common stock (“Restricted Stock”) under the 2010 Long-Term Incentive Plan of The Babcock & Wilcox Company (the “Plan”). The provisions of the Plan are incorporated herein by reference.

Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries. The term “B&W” as used in this Agreement with reference to employment shall include subsidiaries of B&W. Whenever the words “you or your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

Restricted Stock

Restricted Stock Award. This grant represents the right to be issued the number of shares of common stock of the Company as shown on the attached Notice of Grant on the Date of Grant, subject to the restrictions contained in this Agreement (“Restricted Stock”). Shares evidencing the Restricted Stock will be issued in your name.

Restrictions. Unless and until the vesting requirements and other terms set forth in this Agreement have been satisfied, the Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated (the “Restrictions”).

Vesting Requirements. Subject to the “Forfeiture of Restricted Stock” paragraph below, the Restricted Stock will become vested under the following circumstances (each a “Vesting Date”):

•	in one-third (1/3) increments on each of the first, second and third anniversaries of the Date of Grant provided you are still employed by B&W on such applicable anniversary;

•

25% of the then remaining outstanding shares of Restricted Stock, if your employment is terminated due to “Retirement” on or after the first anniversary but prior to the second anniversary of the Date of Grant;

•

50% of the then remaining outstanding shares of Restricted Stock, if your employment is terminated due to “Retirement” on or after the second anniversary but prior to the third anniversary of the Date of Grant; or

•

100% of the remaining outstanding shares of Restricted Stock if you terminate employment prior to the fourth anniversary of the Date of Grant due to death or disability, or upon the occurrence of a “Change in Control.”

For purposes of this Agreement, “Retirement” shall mean (a) voluntary termination of employment after attaining age 60 and completing at least 10 years of service with the Company or its subsidiaries, or (b) involuntarily terminated by reason of a reduction in force. For purposes of this Agreement, a reduction in force shall mean a termination of employment due to elimination of a previously required position or previously required services, or due to the consolidation of departments, abandonment of plants or offices, technological change or declining business activities, where such termination is intended to be permanent; or under other circumstances which the Compensation Committee, in accordance with standards uniformly applied with respect to all similarly situated employees, designates as a reduction in force.

The Committee may, in its sole discretion, provide for additional vesting. Upon vesting, shares of Restricted Stock will be released to you as soon as administratively practicable and the Restrictions with respect thereto will be removed.

Forfeiture of Restricted Stock. Shares of Restricted Stock which are not and do not become vested upon the termination of your employment shall, coincident therewith, be forfeited and such shares shall be returned to B&W.

In addition, in the event that (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of B&W, as determined in the sole judgment of the Committee, then all Restricted Stock and all rights or benefits awarded to you under this grant of Restricted Stock are forfeited, terminated and withdrawn immediately upon such conviction or notice of such determination. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters.

Voting Rights and Dividends. Beginning on the Grant Date and subject to the forfeiture provisions of this Agreement, you will have full voting rights and will be credited with cash dividends, if any, with respect to the Restricted Stock granted hereunder.

Taxes

You should consult your tax advisor as to the U.S. federal income tax consequences associated with this Restricted Stock as it relates to your specific circumstances. B&W, however, has been advised that the grant awarded hereunder will have the following tax consequences under the present U. S. Federal tax laws and regulations:

For U.S. federal income tax purposes, you will be deemed to have received compensation taxable as ordinary income equal to the fair market value, as of the date of vesting, of the shares of Restricted Stock which vest. Such income will be included in your taxable income and reported on IRS Form W-2 in the tax year in which the shares vest. Alternatively, you may elect to have the fair market value of the shares included in your taxable income and reported on IRS Form W-2 as of the Date of Grant.

In addition, all dividends paid, if any, to you with respect to unvested shares of Restricted Stock shall be considered wages paid to you by your employer and, therefore, shall be included in your taxable income and reported on IRS Form W-2 in the year in which such shares vest.

By acceptance of this letter, you agree that any amount which B&W is required to withhold on your behalf, including state income tax and FICA withholding, in connection with income realized by you under this grant will be satisfied by withholding whole units or shares having an aggregate fair market value as equal in value but not exceeding the amount of such required tax withholding, unless the Compensation Committee determines to satisfy the statutory minimum withholding obligations by another method permitted by the Plan.

Regardless of the withholding method, you will promptly pay to B&W the amount of income tax which B&W is required to withhold in connection with the income realized by you in connection with this grant and that you hereby authorize B&W to withhold such amount, in whole or in part, from subsequent salary payments, without further notice to you.

Transferability

The Restricted Stock granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Securities and Exchange Commission Requirements

If you are a Section 16 insider, this grant of Restricted Stock must be reported on a Form 4 before the end of the second (2nd) business day following the Date of Grant. Please be aware that if you are going to reject the grant of Restricted Stock hereunder, you should do so immediately after the Date of Grant to avoid potential Section 16 liability. Please advise Kathy Peres immediately by e-mail, fax or telephone call if you intend to reject this grant.

Absent such notice of rejection, we will prepare and file the required Form 4 on your behalf, as applicable, within the required two business day deadline.

Those of you covered by these requirements will have already been advised of your status.

Other Information

Neither the action of B&W in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employ of B&W or any of its subsidiaries or affiliates.